ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Re: ML-CFC Commercial Mortgage Trust 2006-4, Commercial Mortgage Pass-Through Certificates, Series 2006-4

In accordance with Section 3.13 of the Pooling and Servicing Agreement, (the  "Agreement") dated December 1, 2006 executed by and between Merrill Lynch Mortgage Investors, Inc. (as "Depositor"), Midland Loan Services, Inc. (as "Master Servicer No. 1"), Wells Fargo Bank, National Association (as "Master Servicer No. 2"), LNR Partners, Inc. (as "Special Servicer), and LaSalle Bank National Association, (as "Trustee"), as authorized officer of Master Servicer No. 2, Wells Fargo Bank, National Association, I certify that (i) a review of the activities of Master Servicer No. 2 during the preceding calendar year (or, the portion of such year during which the Certificates were outstanding) and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, Master Servicer No. 2 has fulfilled all its obligations under this Agreement in all material respects throughout such year (or the portion of such year during which the Certificates were outstanding) or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.

Wells Fargo Bank, National Association
"Master Servicer No. 2"

/s/ James B. Scanlon
James B. Scanlon
Vice President
Wells Fargo Bank National Association

March 2007 - 756